RESTATED ARTICLES OF INCORPORATION

                               OF

                    QUESTAR PIPELINE COMPANY


     In accordance with the provisions of the Utah Revised Business Corporation Act and pursuant to a resolution adopted by its Board of Directors that does not require shareholder approval, Questar Corporation hereby adopts the following Restated Articles of Incorporation:

                           ARTICLE I.

                              NAME

     The name of the Corporation is Questar Pipeline Company.

                          ARTICLE II.

                            DURATION

     The period of its duration is perpetual.

                          ARTICLE III.

                            PURPOSES

     The purposes for which the Corporation is organized are as follows:

     (a) To produce, purchase, gather, store, compress, distribute, sell and serve natural gas:

     (b) To produce, manufacture, generate, transmit, gather, store, purchase, distribute, sell and serve artificial gas and artificial gas by-products;

     (c) To engage in and carry on the business of purchasing, leasing or otherwise acquiring and holding, owning, controlling, operating, developing, selling oil and gas lands, rights in oil and gas lands, and leases and leaseholds, mining claims, and mineral rights, and working royalty and other interests in oil, gas and mineral properties, interests and rights;

     (d) To engage in and carry on the business of the exploration for, development and marketing of oil, natural gas, petroleum products, hydro-carbons, minerals, coal, steam, geothermal products, and all kinds of products and by-products derived from any of said substances;

     (e) Acquire, hold and own franchises, licenses, permits, certificates of convenience and necessity or to the rights or privileges from persons, corporations, states, cities, counties, towns or other public bodies, commissions or agencies necessary or convenient in carrying on the business of the Corporation;

     (f) Conduct, carry on or engage in any businesses or enterprises incidental to or useful in connection with the purposes above specified;

     (g) The Corporation shall have unlimited power to engage in and to do any lawful act concerning any lawful businesses for which corporations may be organized under the Utah Business Corporation Act, including but not limited to the entering into of any lawful arrangement for sharing profits, union of interests, reciprocal association or cooperative association with any corporation, association, partnership, individual or other legal entity for the carrying on of any business and to enter into any general or limited partnership for the carrying on of any business.

                          ARTICLE IV.

                             STOCK

     The Corporation shall have the authority to issue up to 25,000,000 shares of common stock having a par value of $1.00 per share and up to 5,000,000 shares of preferred stock without par value. Shares of preferred stock may be issued from time to time in one or more series having rights, terms and restrictions as may be determined by the Board of Directors.

                           ARTICLE V.

                       PREEMPTIVE RIGHTS

     A shareholder shall have no preemptive rights to acquire any securities of this Corporation.

                           ARTICLE VI

                     INITIAL CAPITALIZATION

     This Corporation will not commence business until consideration of a value of at least $1,000 has been received for the issuance of shares.

                          ARTICLE VII.

                    INITIAL OFFICE AND AGENT

     The address of this Corporation's initial registered office and the name of its initial registered agent at such address is:

                         Mildred M. Jensen
                         180 East First South Street
                         Salt Lake City, Utah 84111

                         ARTICLE VIII.

                           DIRECTORS

     The number of directors of this Corporation shall be fixed, from time to time, by the bylaws but shall not be less than three. The number of directors constituting the initial Board of Directors shall be six and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders and until their successors are elected and qualified are:

               Name                Address

          B. Z. Kastler            180 East First South Street
                                   Salt Lake City, Utah 84111

          Joseph S. Jones               800 Walker Bank Building
                                   Salt Lake City, Utah 84111

          C. F. Coleman            180 East First South Street
                                   Salt Lake City, Utah 84111

          J. T. Simon                   180 East First South Street
                                   Salt Lake City, Utah 84111

          John Crawford, Jr.       180 East First South Street
                                   Salt Lake City, Utah 84111

          R. P. Work                    180 East First South Street
                                   Salt Lake City, Utah 84111

                           ARTICLE IX

                         INCORPORATORS

     The name and address of each incorporator is:

               Name                Address

          B. Z. Kastler            180 East First South Street
                                   Salt Lake City, Utah 84111

          Joseph S. Jones               800 Walker Bank Building
                                   Salt Lake City, Utah 84111

          John Crawford, Jr.       180 East First South Street
                                   Salt Lake City, Utah 84111

                           ARTICLE X.

                  CUMULATIVE VOTING OF SHARES

     There shall be no cumulative voting in the election of directors of the Corporation.

                          ARTICLE XI.

               PURCHASE OF SHARES BY CORPORATION

     The Corporation may purchase its own shares to the extent of unreserved and unrestricted capital surplus available therefor in addition to any right to purchase its own shares provided by law.

     The foregoing Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the Articles of Incorporation as previously amended and supersede the Articles of Incorporation as amended.

     Dated this 24th Day of October, 1995.

                                   QUESTAR PIPELINE COMPANY



                                   By   /s/ A. J. Marushack
                                        A. J. Marushack
                                        President and Chief Executive
                                        Officer



                                   By   /s/ Connie C. Holbrook
                                        Connie C. Holbrook
                                        Secretary

State of Utah            )
                         : ss
County of Salt Lake      )

     I, Lucille L. Curtis, a notary public, do hereby certify that on October 24, 1995, personally appeared before me A. J. Marushack and Connie C. Holbrook, who being by me first duly sworn, severally declared that they are the persons who signed the foregoing document, and that the statements therein contained are true.


                                    /s/ Lucille L. Curtis
                                   Notary Public
                                   Residing at Salt Lake City, Utah

My Commission Expires: 8/27/99